EXHIBIT (23)
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                    CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49437) pertaining to the Banyan Strategic Realty Trust 1997 Omnibus Stock and Incentive Plan and in the Registration Statement (Form S-3 No. 333-0047) of Banyan Strategic Realty Trust of our report dated September 10, 1998 with respect to the combined statements of revenues and certain expenses of Technology Park/Johns Creek Park Properties for the year ended December 31, 1997 and for the period from January 1, 1998 to August 14, 1998 included in the Current Report (Form 8-K/A) of Banyan Strategic Realty Trust filed October 1, 1998 with the Securities and Exchange Commission.





                                       ERNST & YOUNG LLP



Chicago, Illinois
October 1, 1998